Exhibit 3.5

CERTIFICATE OF INCORPORATION
of
THE WORNICK COMPANY RIGHT AWAY DIVISION

(Pursuant to Section 102 of the General
Corporation Law of the State of Delaware)

THE UNDERSIGNED, desiring to form a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware (the “GCL”), hereby certifies as follows:

FIRST:  The name of the corporation is: THE WORNICK COMPANY RIGHT AWAY DIVISION (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.  The name of the registered agent of the Corporation at such address is Corporation Service Company.

THIRD:  The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in, promote, and carry on any lawful act or activity for which corporations may be organized under the GCL.

FOURTH:  The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock.  The par value of said shares shall be $0.01 per share.

FIFTH:  The name and mailing address of the sole incorporator of the Corporation is Sandy Lee, c/o Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166.

SIXTH:  The board of directors of the Corporation shall have the power to adopt, amend or repeal the Bylaws of the Corporation at any meeting at which a quorum is present by the affirmative vote of a majority of the whole board of directors.  Election of directors need not be by written ballot.  Any director may be removed at any time with or without cause, and the vacancy resulting from such removal shall be filled, by vote of a majority of the stockholders of the Corporation at a meeting called for that purpose or by unanimous consent in writing of the stockholders.

SEVENTH:  To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

THE UNDERSIGNED has executed this Certificate of Incorporation this 18th day of December, 2003.

/s/ Sandy Lee
Sandy Lee
Sole Incorporator